Exhibit 5.1
July 26, 2011
Enterprise Products Partners L.P.
1100 Louisiana, Suite 1000
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as special counsel to Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s registration statement on Form S-4 (Registration No. 333-174321), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Partnership of up to 24,108,683 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2011, by and among the Partnership, Enterprise Products Holdings, LLC, a Delaware limited liability company and the general partner of the Partnership, EPD MergerCo LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership, Duncan Energy Partners L.P., a Delaware limited partnership (“Duncan”), and DEP Holdings, LLC, a Delaware limited liability company and the general partner of Duncan.
     As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware Act”), regulations, corporate records and documents, including the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 22, 2010 (the “Partnership Agreement”), certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified the genuineness of all signatures on documents examined by us, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.
     Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when issued and delivered by the Partnership in accordance with the Merger Agreement, the Common Units will be duly authorized, validly issued, fully paid and non-assessable.
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Enterprise Products Partners L.P.
July 26, 2011

     We express no opinion other than as to the federal laws of the United States of America, the Delaware Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws) and the Delaware Limited Liability Company Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).
     We consent to the filing by you of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law after the effective date of the Registration Statement.

Very truly yours,

/s/ ANDREWS KURTH LLP